WILSHIRE VARIABLE INSURANCE TRUST

Written Instrument Changing the Name of the
 Wilshire 2015 ETF Fund, Wilshire 2025 ETF Fund and Wilshire 2035 ETF Fund

The undersigned, the Trustees of the Wilshire Variable Insurance Trust (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated November 7, 1996 (the “Declaration of Trust”), pursuant to Section 9.3 Article IX of the Declaration of Trust, do hereby execute this written instrument to change the name of the “Wilshire 2015 ETF Fund,” “Wilshire 2025 ETF Fund” and “Wilshire 2035 ETF Fund,” each a series of the Trust, to the “Wilshire 2015 Fund,” “Wilshire 2025 Fund” and “Wilshire 2035 Fund,” respectively, effective as of May 1, 2016, in conformity with the resolutions effecting such name changes that were adopted by the Board of Trustees of the Trust on February 23, 2016.

IN WITNESS WHEREOF, the undersigned have this 23rd day of February, 2016 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Roger A. Formisano	/s/ Suanne K. Luhn
Roger A. Formisano	Suanne K. Luhn

/s/ Edward Gubman	/s/ George J. Zock
Edward Gubman	George J. Zock

/s/ John C. Hindman
John C. Hindman